Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-278368) on Form F-3 and (Nos. 333-214520, 333-248419, and 333-269436) on Form S-8 of our reports dated March 31, 2026, with respect to the consolidated financial statements of Nano Dimension Ltd. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Stamford, Connecticut
March 31, 2026